Exhibit 99.1

Sensus Healthcare Reports Fourth Quarter and Full Year 2024 Financial Results

Shipped a record 39 SRT systems during the quarter; revenues of $13.1 million

Achieved fifth consecutive quarter of profitability; diluted EPS of $0.09

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 5, 2025) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three and 12 months ended December 31, 2024.

Highlights include the following:

•	Revenues were $13.1 million for the fourth quarter and $41.8 million for the year, up 4% and 71% respectively, compared with the prior year

•	Net income was $1.5 million for the quarter, or $0.09 per diluted share, marking the fifth consecutive quarter of profitability

•	Shipped a quarterly record of 39 superficial radiotherapy (SRT) systems in the fourth quarter and 115 systems in the year, up 18% and 74% respectively, compared with the prior year

•	Shipped five systems internationally in the fourth quarter and 10 systems internationally in the year, expanding the company’s footprint in new and existing markets

•	Ended the year with $22.1 million in cash and cash equivalents, and no debt

•	Signed additional Fair Deal Agreement revenue-sharing programs and expanded interest among prospective customers, with multiple new agreements in the pipeline for 2025

●	Showcased SRT systems at the 2025 Winter Clinical Dermatology Conference in January and planning to attend the 2025 American Academy of Dermatology Annual Meeting in March

Management Commentary

“Our fourth quarter performance capped an outstanding year with key metrics reflecting the growing adoption of our SRT systems. We are proud to have achieved record-high quarterly unit shipments, along with continued profitability,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “Our Fair Deal Agreement program serves new customers who are seeking clinical value and financial flexibility. Our primary focus is on securing exclusive agreements with corporate accounts, and then supporting a targeted, high-impact rollout utilizing our data, resources and unmatched experience. We have had great success with this program since its launch a year ago, and expect it to begin contributing to revenues in the second half of 2025.

“The sale of an SRT system to the Pompano Veterinary Clinic demonstrates the versatility of our technology and its potential to address needs in companion animal health,” he added. “Additionally, we’re making strategic progress on product innovation to expand our portfolio and market opportunities, with plans to re-submit our TDI 510(k) application in the first half of 2025. Throughout the year we will remain focused on driving growth and profitability by expanding patient access to non-invasive treatment solutions through vehicles such as Fair Deal Agreements, strengthening and growing customer relationships and enhancing market access.

“The first and third quarters are our seasonally softest, and three of this year’s four largest medical conferences are in the first quarter. These events impact sales as prospective customers are out of the office, and they also impact expenses as we leverage these important opportunities. Regarding sales, we expect that first quarter 2025 sales could be considerably lower than first quarter 2024 sales, with full-year sales growth in 2025 versus 2024,” he concluded.

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2024 were $13.1 million, compared with $12.6 million for the fourth quarter of 2023. The increase reflects a higher number of units sold.

Cost of sales was $6.0 million for the fourth quarter of 2024, compared with $4.7 million for the prior-year quarter. The increase was primarily related to a higher number of units sold and higher cost of service.

Gross profit for the fourth quarter of 2024 was $7.1 million, or 54.4% of revenues, compared with $7.8 million, or 62.3% of revenues, for the fourth quarter of 2023. The decrease was primarily due to a one-time discount to a new large group customer and higher cost of service.

General and administrative expenses were $2.4 million for the fourth quarter of 2024, compared with $0.9 million for the prior-year quarter. The increase was primarily due to higher compensation and professional fees.

Selling and marketing expenses were $1.4 million for the fourth quarter of 2024, compared with $0.6 million for the prior-year quarter. The increase was primarily attributable to higher commissions, offset by a decrease in tradeshow cost and marketing expense.

Research and development expenses were $1.6 million for the fourth quarter of 2024, compared with $0.7 million for the prior-year quarter. The increase was primarily due to higher compensation expenses and product development cost.

Other income, net was $0.2 million for the fourth quarter of both 2024 and 2023, and relates primarily to interest income.

Net income for the fourth quarter of 2024 was $1.5 million, or $0.09 per diluted share, compared with net income of $4.2 million, or $0.26 per diluted share, for the fourth quarter of 2023.

Adjusted EBITDA for the fourth quarter of 2024 was $1.9 million, compared with $5.7 million for the fourth quarter of 2023. The decline reflects higher net income and income tax expense in the 2023 quarter. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reason these non-GAAP financial measures are provided.

Cash and cash equivalents were $22.1 million as of December 31, 2024, compared with $23.1 million as of December 31, 2023. The Company had no outstanding borrowings under its revolving line of credit at either year-end. Prepaid inventory was $3.3 million as of December 31, 2024, compared with $3.0 million as of December 31, 2023. Inventories were $10.1 million as of December 31, 2024, compared with $11.9 million as of December 31, 2023.

Full Year Financial Results

Revenues of $41.8 million in 2024 increased by $17.4 million from $24.4 million in 2023. The increase was primarily driven by a higher number of units sold to a large customer in 2024.

Cost of sales of $17.4 million in 2024 increased by $7.1 million from $10.3 million in 2023. The increase was primarily related to a higher number of units sold in 2024.

Gross profit in 2024 of $24.4 million, or 58.4% of revenue, increased by $10.3 million from $14.1 million, or 57.8% of revenue, in 2023. The increase was primarily driven by a higher number of units sold in 2024.

General and administrative expenses of $7.1 million in 2024 increased by $1.9 million from $5.2 million in 2023. The increase was primarily due to higher compensation, professional fees and bad debt expense, which were offset by a reduction in bank fees and insurance expense.

Selling and marketing expenses of $5.0 million in 2024 decreased by $0.6 million from $5.6 million in 2023. The decrease was primarily attributable to lower marketing agency expense, travel expense, and payroll costs due to lower headcount.

Research and development expenses of $4.2 million in 2024 increased by $0.5 million from $3.7 million in 2023. The increase was primarily due to higher compensation expenses and product development costs, offset by lower expenses related to a project to develop a drug delivery system for aesthetic use during 2024.

Other income, net of $0.9 million and $1.0 million in 2024 and 2023, respectively, relates primarily to interest income.

Net income for 2024 was $6.6 million or $0.41 per diluted share, compared with net income of $0.5 million, or $0.03 per diluted share, for 2023.

Adjusted EBITDA for 2024 was $8.7 million, compared with $0.3 million for 2023.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

GAAP TO NON-GAAP RECONCILIATION

 (unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2024	2023	2024	2023

Net income, as reported	$1,546	$4,210	$6,647	$485
Add:
Depreciation and amortization	85	60	239	275
Stock compensation expense	122	52	324	328
Income tax expense	410	1,595	2,375	167
Interest income, net	(230)	(228)	(932)	(992)
Adjusted EBITDA, non GAAP	$1,933	$5,689	$8,653	$263

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call here to receive a unique dial-in number that will permit them to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Alternatively, participants can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until March 5, 2025 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 5636219. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “approximately,” "potential" or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties ; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

To date, the Middle East conflict, the Russian invasion of Ukraine, and other geopolitical uncertainties have not had any significant impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our "Introductory Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

Alliance Advisors IR

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

SENSUS HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Years Ended December 31,
(in thousands, except shares and per share data)	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)
Revenues	$13,067	$12,566	$41,807	$24,405
Cost of sales	5,960	4,737	17,376	10,345
Gross profit	7,107	7,829	24,431	14,060
Operating expenses
General and administrative	2,416	941	7,147	5,156
Selling and marketing	1,404	625	4,978	5,608
Research and development	1,561	678	4,216	3,678
Total operating expenses	5,381	2,244	16,341	14,442
Income (loss) from operations	1,726	5,585	8,090	(382)
Other income:
Gain on sale of assets	—	—	—	42
Interest income, net	230	228	932	992
Other income, net	230	228	932	1,034
Income before income tax	1,956	5,813	9,022	652
Provision for income taxes	410	1,603	2,375	167
Net income	$1,546	$4,210	$6,647	$485
Net income per share – basic	$0.09	$0.26	$0.41	$0.03
diluted	$0.09	$0.26	$0.41	$0.03
Weighted average number of shares used in computing net income per share – basic	16,334,502	16,271,097	16,312,351	16,259,254
diluted	16,440,844	16,271,097	16,359,616	16,266,139

SENSUS HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)	As of December 31, 2024	As of December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,056	$23,148
Accounts receivable, net	19,731	10,645
Inventories	10,097	11,861
Prepaid inventory	3,347	2,986
Other current assets	1,507	888
Total current assets	56,738	49,528
Property and equipment, net	1,997	464
Deferred tax asset	2,197	2,140
Operating lease right-of-use asset, net	581	774
Other noncurrent assets	652	804
Total assets	$62,165	$53,710

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,811	$2,793
Product warranties	329	538
Operating lease liability, current portion	204	187
Income tax payable	—	37
Deferred revenue, current portion	541	657
Total current liabilities	5,885	4,212
Operating lease liability	398	596
Deferred revenue, net of current portion	55	60
Total liabilities	6,338	4,868
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 17,036,845 issued and 16,495,396 outstanding at December 31, 2024; 16,907,095 issued and 16,374,171 outstanding at December 31, 2023	169	169
Additional paid-in capital	45,795	45,405
Treasury stock, 541,449 and 532,924 shares at cost, at December 31, 2024 and December 31, 2023, respectively	(3,571)	(3,519)
Retained earnings	13,434	6,787
Total stockholders’ equity	55,827	48,842
Total liabilities and stockholders’ equity	$62,165	$53,710

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